Exhibit 28 (e)(8) under Form N-1A

Exhibit 1 under Item 601/Reg. S-K

Exhibit F

to the

Distributor's Contract

FEDERAED MUNICIPAL SECURITIES FUND, INC.

Class T Shares

The following provisions are hereby incorporated and made part of the Distributor's Contract dated the 1st day of March, 1993, between Federated Municipal Securities Fund, Inc. (the “Corporation”) and Federated Securities Corp. (“FSC”) with respect to Class of the Corporation set forth above.

1. FSC is authorized to select a group of financial institutions (“Financial Institutions”) to sell Shares at the current offering price thereof as described and set forth in the respective prospectuses of the Corporation.

2. FSC will enter into separate written agreements with such Financial Institutions to sell Shares as set forth in Paragraph 1 herein.

In consideration of the mutual covenants set forth in the Distributor's Contract dated March 1, 1993, between the Corporation and FSC, the Corporation executes and delivers this Exhibit on behalf of the Fund, and with respect to the Class of Shares thereof, first set forth in this Exhibit.

Witness the due execution hereof this 1st day of March 1, 2017.

FEDERATED MUNICIPAL SECURITIES FUND, INC.

By: /s/ J. Christopher Donahue
Name: J. Christopher Donahue

Title: President

FEDERATED SECURITIES CORP.

By: /s/ Paul A. Uhlman

Name: Paul A. Uhlman

Title: President